EXHIBIT 23.2

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in the Registration Statement No, 333-141943 on Form S-8 of Network CN Inc, relating to our audit of the consolidated financial statements included in the Annual Report on Form l0-KSB/A, Amendment No. 2 , of Network CN Inc. for the years ended December 31, 2007 and 2006 .

/s/ Jimmy C.H. Cheung & Co.
JIMMY C.H. CHENG & CO.
Certified Public Accountants

Hong Kong

Date: October 22, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Telephone: (852) 25295500 Fax: (852) 28651067 Email : jchc@krestoninternational.com.hk Website : http://www.jimmycheungco.com	Kreston International with offices in Europe, America, The Middle Eas, The Far East and Australia